Exhibit 10.4

SECOND AMENDMENT TO OFFICE LEASE
This SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made and entered into effective as of September 27, 2022 (the “Second Amendment Effective Date”), by and between BCP-CG 650 PROPERTY LLC, a Delaware limited liability company (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).
R E C I T A L S :
A. Landlord (as successor-in-interest to Big Dog Holdings, LLC) and Tenant are parties to that certain Office Lease dated June 9, 2017 (the “Office Lease”), whereby Tenant currently leases approximately 294,966 rentable square feet of space (“RSF”) (the “Premises”), in the building located at 650 Townsend Street and 699 Eighth Street, San Francisco, California (the “Building”). The Office Lease, as amended by that certain First Amendment to Lease dated February 7, 2019 (the “First Amendment”), is referred to herein collectively as the “Lease”.
B. The Premises is comprised of (i) approximately 178,234 RSF on the street level, 2nd, 3rd, and 6th floors of the Building (the “Initial Premises”), and (ii) approximately 116,732 RSF on the 4th and 5th floors of the Building (the “Must-Take Space”).
C. The parties desire to (i) modify certain provisions of the Lease related to the amount and timing of the payment of the “Tenant Improvement Allowance”, as defined in Section 2.1 of the Tenant Work Letter attached to the Office Lease as Exhibit B, applicable to the Must-Take Space, and (ii) otherwise amend the Lease on the terms and conditions set forth in this Second Amendment.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein by reference and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.
2. Tenant Improvement Allowance for Must-Take Space. The amount of the Tenant Improvement Allowance to be provided for the Must-Take Space is hereby reduced from $105 per RSF of the Must-Take Space, to $60.00 per RSF of the Must-Take Space (the “Must-Take Allowance”). No portion of the Must-Take Allowance shall be used for the purchase or installation of furniture, fixtures, equipment, cabling, or other personal property, or used as a credit towards Rent due under the Lease. The Must-Take Allowance must be used only for Tenant Improvement Allowance Items to be located in the Must-Take Space (and no portion shall be used for items in the Initial Premises). Landlord acknowledges that Tenant shall not be obligated to spend any amounts in excess of the Must-Take Allowance on improvements to the Must-Take Space (provided that Tenant shall be obligated to fully pay for any work performed by Tenant or on behalf of Tenant in the Must-Take Space to the extent the cost of such work exceeds the Must-Take Allowance).
3. Outside Date to Utilize Must-Take Allowance. The date by which Tenant is required to utilize the Must-Take Allowance, as provided in Section 2.1 of the Tenant Work Letter, is hereby extended from the date that is 24-months after the Must-Take Commencement Date, to December 31, 2024.
4. Use of Must-Take Allowance by Subtenants. Tenant shall be permitted to transfer its right to use the Must-Take Allowance to any “Transferee”, as defined in Section 14.1 of the Office Lease, of the Must-Take Space, which Transferee is properly approved by Landlord as provided in and to the extent required by Article 14 of the Office Lease, provided that the use of the Must-Take Allowance by any such Transferee shall continue to be subject to all of the applicable terms and conditions of the Lease and Tenant Work Letter, as the same may be modified by this Second Amendment.
5. Landlord’s Warranty Work. Landlord and Tenant agree that the “Landlord Warranty Period”, as defined in Section 1.2 of the Tenant Work Letter, has expired, and that Landlord shall have no further obligation to perform or pay for any Landlord’s Warranty Work.
6. No Option to Extend. Section 2.2 of the Office Lease is hereby deleted and of no further force or effect. Tenant shall have no further right to extend or renew the Lease Term.
7. No Recurring Right of Availability. Section 1.4 of the Office Lease is hereby deleted and of no further force or effect. Tenant shall have no further right to lease additional space in the Building.
8. No Roof Deck Rights. Section 5.5 of the Office Lease and Section 2.3 of the First Amendment are hereby deleted and of no further force or effect. Tenant shall have no further right to install or use any roof top deck or dog run located on the roof of the Building.
9. Landlord’s Entry to Atrium and Roof. Notwithstanding anything to the contrary contained in the Lease, Landlord shall have the right to access the atrium areas of the Building and the Building rooftop at all times during the Lease Term, and to perform modifications to the atrium areas and rooftop in connection with accommodating Landlord’s installation of additional HVAC capacity in the Building and Project. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of or access to the Premises and Building Common Areas in connection with any such work and to provide reasonable advance notice to Tenant of any scheduled entry or work (except in the case where such entry or work is necessitated due to an emergency), which notice shall describe the nature of the entry or work contemplated and the anticipated duration of the same.
10. Landlord Early Termination Right.
10.1 Termination Right. Tenant hereby grants to Landlord an ongoing right to terminate the Lease with respect to all or any full floor of the Premises, which right may be exercised on multiple occasions during the remaining Lease Term (the “Landlord Termination Right”). Landlord shall exercise the Landlord Termination Right by delivering not less than 90-
days prior written notice to Tenant (the “Termination Notice”), which Termination Notice shall indicate (i) the full floor or floors of the Premises as to which Landlord is electing to terminate the Lease (the “Terminated Space”), and (ii) the elected date of termination (the “Termination

Date”) which Termination Date shall not be less than 90-days nor more than twelve (12) months after the date of delivery of the Termination Notice. If Landlord exercises the Landlord Termination Right as provided above, then the Lease shall terminate and be of no further force or effect with respect to the Terminated Space as of the Termination Date, and Landlord and Tenant shall be relieved of their respective obligations under the Lease with respect to the Terminated Space, except those obligations under the Lease which expressly survive the expiration or earlier termination of the Lease (including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease with respect to the Terminated Space through and including the Termination Date). Without limiting the generality of the foregoing, Tenant shall vacate and surrender possession of the Terminated Space to Landlord on or before such Termination Date in the condition otherwise required to be vacated and surrendered at the end of the Lease Term. In the event Tenant fails to so surrender the Terminated Space to Landlord on or before the Termination Date, the holdover provisions of Article 16 of the Office Lease shall apply (it being understood and agreed that any holdover rent for purposes of Terminated Space will be based upon, and limited to, the rentable square footage of the Terminated Space).
10.2 Termination Fee. If Landlord exercises the Landlord Termination Right, then Tenant shall be required to pay a fee (the “Termination Fee”) to Landlord, on or before the applicable Termination Date, for the applicable Terminated Space. The Termination Fee shall be equal to thirty percent (30%) of the total amount of (i) the Base Rent and (ii) Tenant’s Share of Direct Expenses that would have been payable with respect to the Terminated Space from the Termination Date through the natural expiration of the Lease Term (for purposes of calculating the portion of the Termination due under this item (ii), the then current “Estimated Excess” as defined in Section 4.4.2 of the Office Lease, shall be used for the remainder of the then calendar year, and on January 1 of each calendar year occurring during the remainder of the then Lease Term, the “Estimated Excess” shall be deemed to increase by the “Growth Factor” (as defined herein), provided that in no event shall the Growth Factor exceed 5%. For purposes hereof, the “Growth Factor” shall mean the percentage increase in then “CPI,” as defined below, published most recent to the applicable Termination Date over the CPI for the same month for the immediately preceding calendar year. Tenant’s obligation to pay the Termination Fee shall survive the termination of the Lease with respect to the Terminated Space as well as any subsequent expiration of the Lease Term. For purposes of this Section 10.2, “CPI” shall mean the index of the "All Items" Consumer Price Index for Urban Consumers for the San Francisco-Oakland-Hayward, CA, 1982-84=100, compiled by the U.S. Bureau of Labor Statistics or any successor agency or successor index.
10.3 Tenant Right to Sublease. Notwithstanding the terms of Section 10.1, above, Tenant shall have the right to suspend Landlord’s Termination Right with respect to any portion of the Premises as to which Tenant is prepared to enter into a sublease with a third party (the “Proposed Sublease Space”), by giving written notice to Landlord of Tenant’s intention to sublease such space, which notice shall (i) designate the Proposed Sublease Space, and (ii) include evidence that Tenant has entered into or is in the process of finalizing a letter of intent or proposal to sublease with respect to such Proposed Sublease Space (the “Subleasing Notice”). If Landlord fails to exercise the Landlord Termination Right with respect to the Proposed Sublease Space within thirty (30) days after receipt of the Subleasing Notice, then (a) the Landlord Termination Right shall be suspended for a period of ninety (90) days from the end of such 30-day period (or from such earlier date that Landlord notifies Tenant that Landlord will not be exercising the Landlord Termination Right) with respect to the Proposed Sublease Space (the “Suspension Period”), and (b) if Tenant enters into a sublease of the Proposed Sublease Space (as sublet, the “Sublet Space”) prior to the end of the Suspension Period, then so long as such sublease remains in effect Landlord shall have no further Landlord Termination Right with respect to the Sublet Space.
11. Counterparts. This Second Amendment may be executed in two or more identical counterparts, with the same force and effect as if all required signatures were contained in a single, original instrument.
12. Manner of Execution. This Second Amendment may be executed via facsimile, pdf or electronic signature (e.g., via DocuSign), and Landlord and Tenant hereby acknowledge and agree that the same shall be fully effective in the same manner as if both parties hereto had executed the same document in original counterparts by hand. .
13. No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the Second Amendment Effective Date.

“LANDLORD”                 BCP-CG 650 PROPERTY LLC,
a Delaware limited liability company

By: /s/ McClure Kelly
Name:     McClure Kelly
Title:     Senior Managing Director

Date:     10/5/22
The effective date of this Second Amendment
shall be and remain the Second Amendment
Effective Date. The date below the
Landlord’s signature is merely intended to
reflect the date of Landlord’s execution of this
Agreement.

“TENANT”                    AIRBNB, INC.,
                        a Delaware corporation

                        By:     /s/ Garth Bossow
                        Name:     Garth Bossow
                        Title:     Authorized Signatory